PROSPECTUS Dated March 14, 2018 and	PRICING SUPPLEMENT NO. 6
PROSPECTUS SUPPLEMENT Dated March 21, 2018,	Dated February 28, 2019
as supplemented by the Supplement Dated February 27, 2019	Registration Statement No. 333-223639
(as so supplemented, the “Prospectus Supplement”)	Filed Pursuant to Rule 424(b)(2)

€1,991,681,545

FORD MOTOR CREDIT COMPANY LLC

EURO MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

£600,000,000 4.535% Fixed Rate Notes due 2025

This Pricing Supplement and the related Prospectus and Prospectus Supplement have been prepared on the basis that any offer of Euro Medium-Term Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Euro Medium-Term Notes. The expression Prospectus Directive means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

This document constitutes the Pricing Supplement for the Euro Medium-Term Notes described herein. This document must be read in conjunction with the accompanying Prospectus and Prospectus Supplement. Full information on Ford Credit and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus and Prospectus Supplement. Copies of the Prospectus and Prospectus Supplement may be obtained at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address: Ford Motor Credit Company LLC, One American Road, Dearborn, MI 48126, Attn: Corporate Secretary, 1-800-426-2888. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The Euro Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement.

1. Issuer:	Ford Motor Credit Company LLC

2. Trade Date:	February 28, 2019

3. Issue Date:	March 6, 2019 (T+4)

4. Stated Maturity:	March 6, 2025

5. Specified Currency:	Pound Sterling

6. Principal Amount:	£600,000,000

7. Interest Rate:	4.535% Fixed Rate

8. Yield to Maturity:	4.535%
9. Price to Public:	100.000% plus accrued interest from the Issue Date

10. All-in Price:	99.650%

11. Net Proceeds (Before Expenses) to Issuer:	£597,900,000

12. Interest Payment Date:	Annually on each March 6, beginning March 6, 2020

13. Regular Record Date:	The fifteenth day (whether or not a Business Day) next preceding the

	applicable Interest Payment Date

14. Business Day:	New York City, London, TARGET2

15. Day Count Convention:	Actual/Actual (ICMA)

16. Business Day Convention:	Following, unadjusted

17. Stabilization Agent:	Barclays Bank plc

18. ISIN:	XS1959498244

19. Listing:	Ford Credit intends to apply to list the Notes on the New York Stock Exchange

20. Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Bank plc	£85,714,000
	BNP Paribas	85,714,000
	Deutsche Bank AG, London Branch	85,714,000
	Goldman Sachs International	85,715,000
	Lloyds Bank Corporate Markets plc	85,715,000
	Commerzbank Aktiengesellschaft	85,714,000
	Crédit Agricole Corporate and Investment Bank	85,714,000
	Total	£600,000,000

The above Agents have agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.650% plus accrued interest from March 6, 2019 if settlement occurs after that date.

21.       Other:

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about March 6, 2019, which will be the fourth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+4”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).